Exhibit 99.1

CONTACTS:

Brian Levine

Public Relations

561-438-2895

Brian.Levine@officedepot.com

Brian Turcotte

Investor Relations

561-438-3657

Brian.Turcotte@officedepot.com

OFFICE DEPOT NAMES NEIL AUSTRIAN

CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Boca Raton, Fla., May 23, 2011 — Office Depot (NYSE: ODP), celebrating 25 years as a leading global provider of office supplies and services, today announced that its Board of Directors has named Neil Austrian as Chairman and Chief Executive Officer.

Austrian previously served as Interim Chairman and Chief Executive Officer of Office Depot. He has been in that role since November 1, 2010, leading the Company while the Board conducted a search for a permanent CEO.

Marty Evans, a member of Office Depot’s Board of Directors who led the CEO Search Committee, said: “Our search for a new leader to guide Office Depot through these challenging economic times was very thorough. While we met many qualified candidates who were excited about the opportunity, we kept coming back to Neil. Over his seven months at the helm, Neil has had a profound effect on the Company, its culture, and its relationships with key stakeholders. He has already increased the talent level of the management team and taken the steps necessary to grow sales, leverage assets, and build brands. His ability to focus on key initiatives, to energize associates, and to drive performance, led the Board to re-think the decision to introduce a new leader at this time. The Board firmly believes that Neil is the best person to lead Office Depot’s return to profitable growth and to attract and build talent for the future.”

Austrian has served as an Office Depot Director since 1998 when the Company merged with Viking Office Products. He had been a Director of Viking since 1988. He also served as Office Depot’s Interim Chairman and Chief Executive Officer from October 4, 2004, until March 11, 2005. Austrian was President and Chief Operating Officer of the National Football League from April 1991 until December 1999. He was a Managing Director of Dillon Read & Company, Inc. from October 1987 until March 1991. Before Dillon Read, Austrian was Chairman & CEO of Showtime/The Movie Channel, a joint venture between Warner Communications and Viacom, and he also served as Chief Executive of the advertising firm Doyle, Dane, Bernbach. He is currently a Director of DirecTV and is on the advisory board of MidOcean Partners.

Concerning his appointment, Austrian said: “I am both flattered and humbled by the strong confidence expressed in me by the Board of Directors. Office Depot celebrates its 25th anniversary this year and I have committed to all of our 40,000 associates that we will work together to bring this Company back to the heights we believe we deserve to be in. In the last seven months, I have witnessed a renewed energy and excitement at all levels within the Company, and I am confident that we have begun the process of returning to the profitability of prior years. We have focused the Company on a few key initiatives, some of which will begin paying off this year, while others will reap benefits in 2012 and 2013. What has given me encouragement is the fact that our associates have all signed up for this focused approach. We understand that we are on a journey, the benefits of which will take time to fully realize.”

About Office Depot

Celebrating 25 years as a leading global provider of office supplies and services, Office Depot is Taking Care of Business for millions of customers around the globe. For the local corner store as well as Fortune 500 companies, Office Depot provides supplies and services to its customers through 1,641 worldwide retail stores, a dedicated sales force, top-rated catalogs and global e-commerce operations. Office Depot has annual sales of approximately $11.6 billion, and employs about 40,000 associates around the world. The Company provides more office supplies and services to more customers in more countries than any other company, and currently sells to customers directly or through affiliates in 55 countries.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP. Additional press information can be found at: http://mediarelations.officedepot.com and http://socialpress.officedepot.com/.